                                                                     EXHIBIT 8.1

                                HARWELL HOWARD HYNE
                               GABBERT & MANNER, P.C.
JONATHAN HARWELL                                             JOHN N. POPHAM IV
LIN S. HOWARD                1800 FIRST AMERICAN CENTER      KAAREN H. ENGEL
ERNEST E. HYNE II               315 DEADERICK STREET         SUSAN V. SIDWELL
CRAIG V. GABBERT, JR.        NASHVILLE, TENNESSEE 37238      JOHN F. BLACKWOOD
MARK MANNER                                                  D. ALEXANDER FARDON
JAMES W. CAMERON III          ------------------------       MICHAEL R. HILL
L. GLENN WORLEY                                              JOSEPH ALLEN KELLY
PETER M. OLDHAM               TELEPHONE (615) 256-0500       LAURA A. ROST
GLEN ALLEN CIVITTS            FACSIMILE (615) 251-1059       LEILANI S. SOUTHARD
GLENN B. ROSE                                                D. BRADLEY WALSH
BENJAMIN C. FORDHAM                                          C. MARK PICKRELL
LEE C. DILWORTH                                              CURTIS J. CAPELING
LAUREN W.ANDERSON                                            M. DAVID COX*
                                                              --------
                                                             *ADMITTED IN TEXAS ONLY

                                  August 4, 1994



American Transitional Hospitals, Inc.
112 Second Avenue North
Franklin, Tenn 37064

         RE: Merger of ATH Acquisition, Inc. into American
             Transitional Hospitals, Inc.

Gentlemen:

         We have acted as tax counsel to American Transitional Hospitals, Inc., a Delaware corporation ("ATH"), in connection with the transactions contemplated by that certain Agreement and Plan of Merger dated as of June 22, 1994 (the "Agreement") by and among Beverly Enterprises, Inc., a Delaware corporation ("Beverly"), its wholly-owned subsidiary, ATH Acquisition, Inc., a Delaware corporation ("Acquisition"), and ATH. Pursuant to the Agreement, Acquisition will merge with and into ATH and ATH will become a wholly-owned subsidiary of Beverly (the "Merger").

         In connection with the Merger, you have asked us to render the opinion described in Section 6(b)(ix) of the Agreement. In response to your request, our opinion is set forth below. We have also participated in the preparation of the federal income tax consequences discussion contained in the Form S-4 described below. Subject to the assumptions, qualifications and limitations contained therein, said discussion fully and fairly addresses the federal income tax issues material to ATH shareholders in connection with the Merger. Said discussion, however, should be read in its entirety and does not represent the opinion of Counsel, which is set forth below. Counsel consents to the inclusion of a copy of this opinion as an Exhibit to said Form S-4 as filed with the Securities & Exchange Commission.

         Except as otherwise provided in this letter, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended to the date of this letter (the "Code").
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American Transitional Hospitals, Inc.
August 4, 1994
Page 2



         For the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

                 1.       The Agreement (including Exhibits thereto);

                 2. Representations made (or to be made) to us by Beverly and Acquisition;

                 3.       Representations made (or to be made) to us by ATH;

                 4. Representations made (or to be made) to us in Continuity of Interest Certificates by certain shareholders of ATH;

                 5. The Form S-4 filed by Beverly with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended;

                 6. Such other instruments and documents relating to the formation, organization and operation of Beverly, Acquisition and ATH or to the consummation of the Merger and the transactions contemplated in the Agreement as we have deemed necessary or appropriate.

         In connection with rendering this opinion, we have assumed or obtained (or will obtain) representations (and are relying thereon, without any independent investigation or review thereof) that:

                 1. Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

                 2. The transactions contemplated by the Agreement and the Form S-4 will be consummated as described therein.

                 3. ATH, Beverly and Acquisition have the legal right and power under all applicable laws and regulations to enter into, execute and consummate the transactions contemplated by and described in the Agreement and the Form S-4.

American Transitional Hospitals, Inc.
August 4, 1994
Page 3



                 4. The continuity of interest requirement as specified in U.S. Treasury Regulation Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions will be satisfied.

                 5. After the Merger, ATH will hold "substantially all" of the properties held prior to the Merger by it and Acquisition within the meaning of Section 368(a)(2)(E)(i) of the Code and the Treasury Regulations promulgated thereunder.

                 6. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treasury Regulation Sections 1.368-1(c) and 1.368-2(g) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 1987.

                 7. No outstanding indebtedness of ATH, Beverly or Acquisition has or will represent equity for tax purposes; no outstanding equity of ATH, Beverly or Acquisition has represented or will represent indebtedness for tax purposes; no outstanding security, instrument, agreement or arrangement (other than ATH common or preferred stock) that provided for or contains a right to acquire ATH common or preferred stock or to share in the appreciation of ATH common or preferred stock will represent outstanding equity of ATH for purposes of Section 368(c) of the Code.

                 8. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

         Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code.

         In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

                 1. This opinion is rendered as of the date of this letter and represents, and is based upon our best judgment, regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative
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American Transitional Hospitals, Inc.
August 4, 1994
Page 4



         regulations and published rulings and procedures. our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

                 2. No opinion is expressed as to the tax consequences of the issuance by Beverly of its common stock or the receipt by ATH preferred shareholders of such Beverly common stock in exchange for accumulated but undeclared dividends relating to the ATH preferred stock exchanged therefor.

                 3. This opinion addresses only the specific tax opinion set forth above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In particular, without limitation, we express no opinion regarding (i) whether, and the extent to which, any ATH shareholder who has provided or will provide services to ATH, Beverly or Acquisition will have compensation income under any provision of the Code; (ii) the effects of any such compensation income, including but not limited to, the effect upon the basis and holding period of the Beverly common stock received by any such shareholder in the Merger; (iii) the potential application of the "golden parachute" provisions (Sections 280G, 3121(v) (2) and 4999) of the Code, the alternative minimum tax provisions (Sections 55, 56, and 57) of the Code and Sections 108, 305, 306, 357 and 424 of the Code, or the Treasury Regulations promulgated thereunder; (iv) the tax consequences of the Merger to Beverly, Acquisition or ATH, including without limitation, the recognition of any gain and the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of ATH, after application of any provision of the Code, as well as the Treasury Regulations promulgated thereunder and judicial interpretations thereof; (v) the basis of any equity interest in ATH acquired by Beverly in the Merger; (vi) the tax consequences of any transaction in which ATH stock or a right to acquire ATH stock was received; and (vii) the tax consequences of the Merger (including the opinion set forth
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American Transitional Hospitals, Inc.
August 4, 1994
Page 5



         above) as applied to specific stockholders of ATH and/or holders of options or warrants for ATH stock, including but not limited to, dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions, including without limitation the tax consequences to the holders of options for ATH stock of Beverly's assumption of such outstanding options.

                 4. No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                 5. This opinion is intended solely for the purpose of satisfying the requirements of Section 6(b)(ix) of the Agreement, and accordingly, may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

                                           Sincerely,


                                           HARWELL HOWARD HYNE GABBERT
                                           & MANNER, P.C.

                                           /s/ HARWELL HOWARD HYNE GABBERT
                                           & MANNER, P.C.